Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA PROVIDES UPDATES ON FISCAL 2009 AND ESTIMATED FISCAL 2008 RESULTS

SCHEDULES YEAR END EARNINGS RESULTS RELEASE AND CONFERENCE CALL

Toronto, Ontario, February 20, 2009 – SunOpta Inc. ("SunOpta" or "the Company") (NASDAQ – STKL) (TSX – SOY) today provided an update on expectations for 2009 and an update on estimated 2008 financial results.

As a direct result of the current uncertain and rapidly changing world-wide macroeconomic conditions, the Company has decided to take a cautious and responsible approach with regards to providing guidance, and in doing so, will not provide specific revenue and net earnings guidance at this time for 2009. The Company will provide updates when appropriate related to material changes in business affairs resulting from changes in economic conditions and will assess whether to provide revenue and net earnings guidance on an ongoing basis.

For 2009 as compared to 2008, the Company expects to realize continued growth from new product offerings, new and expanding customer relationships and expanded processing capabilities including the Company’s new soy processing and packaging operation in Modesto, California which is expected to be operational late in the second quarter of 2009. The incremental revenues are expected to be offset somewhat by reduced Canadian and European revenues resulting from the decline in these currencies compared to the U.S. dollar and a decline in certain commodity prices which are ultimately reflected in selling prices. The Company believes that during 2009 customers will continue to focus on health conscious natural, organic and specialty foods and natural health products during these turbulent economic times and with its initiatives to improve operating costs, feels well positioned to meet the needs of these growing markets.

The Company expects that net earnings for 2009 will improve as compared to 2008 as a result of improved pricing and product mix; the impact of capacity expansion, cost reduction and rationalization initiatives, many of which have now been implemented; fixed cost leverage; and the avoidance of certain professional fees and severance costs incurred in 2008 which are not expected to reoccur to the same extent in 2009. The Company’s primary focus for 2009 remains the improvement of operating margins and returns on assets employed.

For 2008, the Company expects to realize revenues of approximately $1.05 billion, an increase of approximately 32% as compared to 2007 and in line with previously issued revenue guidance. This increase reflects internal growth for fiscal 2008 of approximately 16%.

Results for 2008 are expected to be considerably below previously provided adjusted net earnings1 guidance. The shortfall is primarily the result of the impact on operations later in the fourth quarter of unfavorable foreign exchange movements, significant declines in the fourth quarter in certain commodity prices and the resulting mark to market impact on inventory values in a number of Company business segments, especially Opta Minerals Inc., and the impact of the previously announced arbitration decision on the results of the SunOpta BioProcess Group. The Company also expects to record non cash charges for goodwill impairment in certain operations and certain non-cash tax valuations due to the recent decline in the Company’s stock price combined with the impact of recent economic conditions. The Company also expects to realize a significant increase in cash generated from operating activities in 2008 versus cash used in operating activities in 2007 and anticipates it will be in compliance with all banking covenants as at December 31, 2008. The 2008 results remain subject to the conclusion of the Company’s 2008 year end audit.

The Company intends to issue its financial results for the fourth quarter and year ended December 31, 2008 on March 5, 2009 after the close of the stock markets. SunOpta’s President and Chief Executive Officer, Steve Bromley, Chief Operating Officer, Tony Tavares and Chief Financial Officer, John Dietrich, plan to host a conference call at 10:00 AM Eastern Time on Friday, March 6, 2009, to discuss the fourth quarter and 2008 year end financial results and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed with the toll free dial-in number 1 (866) 322 - 2356 or (416) 640 - 3405 followed by pass code: 4939312#. Please dial in 5-10 minutes prior to the start time. Additionally, the call may be accessed via a link at the Company’s website at www.sunopta.com. To listen to the live call over the Internet, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the website. A replay number can also be accessed between March 6 and March 15, 2009 with the toll free dial-in number (888) 203 - 1112 or (647) 436 - 0148 followed by pass code: 4939312#.

1Adjusted net earnings per diluted common share is not a GAAP measure. SunOpta believes adjusted earnings (adjusted for the impact of the professional fees, severance and related costs incurred in relation to the internal investigation and related recommendations) provides useful information to understand the underlying performance of the business and as a result these items have been adjusted.

About SunOpta Inc.
SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food and natural health markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.6% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. Each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

Forward Looking Statements
Statements included in this press release regarding estimated 2008 results and projected 2009 results are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, and are based on information available to us on the date of this release. We assume no obligation to update these forward-looking statements for any reason, except as required by law. These forward looking statements are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, product pricing levels, customer demand, competitive intensity, cost rationalization initiatives and supply contracts. Whether actual results will agree with expectations and predications of the Company is subject to many risks and uncertainties including risks relating to economic conditions and consumer spending patterns, completion of the 2008 year end audit and other risks described from time to time in SEC reports filed by SunOpta. Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:
SunOpta Inc.
Jeremy N. Kendall, Chairman
Steve Bromley, President & CEO
John Dietrich, Vice President & CFO
Tony Tavares, Chief Operating Officer
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com